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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

CV THERAPEUTICS, INC.                                     FLEISHMAN-HILLARD
Dan Spiegelman                                            Carol Harrison
SVP & Chief Financial Officer                             (212) 453-2442
(650) 812-9509

Christopher Chai
Treasurer & Senior Director, Investor Relations
(650) 812-9560

            CV THERAPEUTICS ANNOUNCED THAT CVT-510 MAY TERMINATE PSVT
              WITH FEWER PROARRHYTHMIC SIDE EFFECTS THAN ADENOSINE

Data Presented at the 2001 Scientific Sessions at the American Heart Association

        ANAHEIM, CALIFORNIA, NOVEMBER 12, 2001 -- CV Therapeutics, Inc. (Nasdaq:
CVTX) today announced the presentation of results from a retrospective analysis comparing the pro-arrhythmic effects of adenosine and CVT-510, a selective A(1) adenosine receptor agonist. Data from this analysis indicated that after termination of paroxysmal supraventricular tachycardia (PSVT), a type of atrial arrhythmia, with either adenosine or CVT-510, the use of CVT-510 was associated with fewer abnormal ventricular beats and fewer post-arrhythmia pauses, or skipped heartbeats. These data were presented at the 2001 Scientific Sessions of the American Heart Association. Current clinical trials for CVT-510 include a Phase III trial in patients with PSVT and a Phase II trial in patients with atrial fibrillation.

        "Data from this analysis suggest that a selective A(1) adenosine agonist, like CVT-510, may convert PSVT to normal sinus rhythm with fewer pro-arrhythmic side effects than adenosine, enabling the patients to experience a smooth termination of their arrhythmia. These results warrant further investigation in a controlled clinical study," said Imran Niazi, M.D., Director of the Wisconsin Center of Clinical Research, and lead author of this study.

        Data for this retrospective analysis were compiled from a previously reported clinical trial which was conducted to evaluate the effect of CVT-510 in terminating PSVT induced in an electrophysiology lab. Data from 14 patients who converted to sinus rhythm after receiving CVT-510 at two study centers and from 12 patients who converted to sinus rhythm after receiving adenosine at one of the study centers during a similar time period, were included in the analysis. Both patient groups had similar demographics and a similar mechanism of PSVT. In a comparison of the data from these two groups, there were statistically significantly fewer patients with abnormal ventricular beats or post-arrhythmia pauses in the CVT-510 group as compared with the adenosine group. Additionally, the longest post-arrhythmia pause in the CVT-510 patient group was 1.5 seconds whereas the longest pause in the adenosine group was 7.3 seconds. Many patients with atrial arrhythmias are elderly and have pre-existing diseases involving the


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electrical conduction system of the heart. An agent that is associated with shorter pauses and fewer abnormal ventricular beats may offer an advantage.

        Over 2.6 million times per year, patients are admitted to U.S. hospitals and emergency rooms with a primary or secondary diagnosis of atrial arrhythmias. Atrial arrhythmias, such as atrial fibrillation, atrial flutter and PSVT, can cause potentially life-threatening low blood pressure, and may also result in stroke or heart attack.

        Atrial arrhythmias occur when electrical signals in the atria cause the heart to beat too rapidly or uncontrollably. The AV node controls the transmission of electrical impulses from the atria to the ventricles. When the frequency of signals passing through the AV node is too high, the ventricles, in turn, begin to beat too rapidly. This results in insufficient time for filling and emptying the left ventricle, which causes low blood pressure (hypotension) and reduced blood flow to the brain and other vital organs. Therefore, the heart rate needs to be controlled urgently.

        Clinical studies conducted with intravenous CVT-510 suggest that it may slow the speed of AV nodal conduction by selectively stimulating the A(1) adenosine receptor, and could avoid blood pressure lowering because it does not stimulate the A(2) adenosine receptor. Thus, it may be possible to use intravenous CVT-510 for rapid intervention in the control of atrial arrhythmias without lowering blood pressure.

        CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT currently has four compounds in clinical trials. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. CVT-510, an A(1) adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, an A(2A) adenosine receptor agonist, is being developed for the potential use as an adjunctive pharmacologic agent in cardiac perfusion imaging studies. Adentri(TM), an A(1) adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure. For more information, please visit CV Therapeutics' website at http://www.cvt.com.

        Except for the historical information contained herein, the matters set forth in this press release, including statements as to the company's development programs, commercialization efforts, and potential products, including CVT-510, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000. CVT disclaims any intent or obligation to update these forward-looking statements.

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